Exhibit 99.1
NEWS RELEASE

FOR RELEASE: IMMEDIATE
GATX CORPORATION ADDS ADAM STANLEY TO BOARD OF DIRECTORS
CHICAGO, IL, September 4, 2019 - GATX Corporation (NYSE:GATX) today announced the appointment of Adam L. Stanley to its Board of Directors. Mr. Stanley will also serve as a member of the Audit Committee. The GATX Board now consists of 10 members, including 9 independent directors.

“Adam’s technology and leadership skills, combined with his passion for using data analytics to drive innovation, will be invaluable to GATX,” said Brian A. Kenney, chairman, president and chief executive officer of GATX Corporation. “He is an excellent addition to our group of independent directors.”

Mr. Stanley is Global Chief Information and Chief Digital Officer at Cushman & Wakefield plc (NYSE:CWK). Prior to joining Cushman & Wakefield in 2014, Mr. Stanley served as Technology and Security Services Director for Aviva plc (LSE:AV). Earlier in his career, he served as Global Chief Technology Officer for Aon plc (f/k/a Aon Corp.) (NYSE:AON). Mr. Stanley began his career in 1995 in consulting at Deloitte LLP (f/k/a Deloitte & Touche LLP). Mr. Stanley received his MBA from the University of Pennsylvania and BA in finance and international business from Washington University. He also serves on the board of directors of 1871, the Chicago-based tech innovation and entrepreneurship incubator.

COMPANY DESCRIPTION
GATX Corporation (NYSE:GATX) strives to be recognized as the finest railcar leasing company in the world by our customers, our shareholders, our employees and the communities where we operate. As the leading global railcar lessor, GATX has been providing quality railcars and services to its customers for over 120 years. GATX has been headquartered in Chicago, Illinois, since its founding in 1898. For more information, please visit the Company's website at www.gatx.com.

FOR FURTHER INFORMATION CONTACT:
GATX Corporation
Jennifer McManus
Senior Director, Investor Relations
GATX Corporation
312-621-6409
jennifer.mcmanus@gatx.com

Investor, corporate, financial, historical financial, and news release information may be found at www.gatx.com.

(9/4/2019)